Exhibit (e)(10)

Form of

Amendment No. 2 to Distribution Agreement

This Amendment No. 2 dated as of                               , 2009 (this “Amendment”) is to the Distribution Agreement dated October 1, 2007 (the “Agreement”), as amended, by and between ALPS Distributors, Inc., a Colorado corporation (“ALPS”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, ALPS and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.                                       Effective as of the date of this Amendment, Schedule A to the Agreement is replaced in its entirety with the new Schedule A attached hereto and incorporated by reference herein.

2.                                       Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.  Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

FINANCIAL INVESTORS TRUST	ALPS DISTRIBUTORS, INC.

By:	By:
Name:	Name:
Title:	Title:

Schedule A

List of Funds

ALPS/Red Rocks Listed Private Equity Fund

(formerly Listed Private Equity Fund) (Classes A, I and R)

Activa Value Fund (Classes A and I)

ALPS/GNI Long-Short Fund (Classes A and I)